Certificate of Registration on Change of Name

This is to certify that

BENDON GROUP HOLDINGS LIMITED

Australian Company Number 619 054 938

did on the thirteenth day of June 2018 change its name to

NAKED BRAND GROUP LIMITED

Australian Company Number 619 054 938

The company is a public company.

The company is limited by shares.

The company is registered under the Corporations Act 2001 and is taken to be registered in New South Wales and the date of commencement of registration is the eleventh day of May, 2017.

Issued by the
Australian Securities and Investments Commission
on this thirteenth day of June 2018.

James Shipton
Chair

CERTIFICATE